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                  CANADA-QUEBEC SUBSIDIARY AGREEMENT
                  ON INDUSTRIAL DEVELOPMENT (1991)

                           Project No.:

Attention:

    Subject: Capital project for the expansion and modernization of your facility located at St.Jerome, Quebec

Dear Sirs:

    In response to your application for financial assistance dated 4 January 1995, the Government of Canada, as represented by the Minister responsible for Industry Canada, and the Government of Quebec, represented by the Minister of Industry, Commerce, Science and Technology("the Ministers") hereby offers a repayable contribution under the Canada-Quebec Subsidiary Agreement on Industrial Development (1991) to Rayonese Textile Inc. (the Applicant) for the execution of the project described in Schedule A (the project).

1. The agreement

1.1 This letter of offer, including schedules A, B and C constitutes the full agreement between the parties once the Applicant has met the conditions of paragraph 9.2 hereof.

2.  The project

2.1 The Applicant shall

    .1 complete the project no later than 30 April, 1998.


Initials:   Co-Chairman of the Management Committee

            Applicant

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Project No.:


3.  The contribution

3.1 Subject to the other provisions of this agreement,the Minister agrees to pay to the Applicant the lesser of:

    .1 a sum not to exceed 3,618,000 $; or

    .2 20% of the eligible capital costs authorized in Schedule A.

3.2 The Minister will not contribute to any costs incurred by the Applicant prior to 4 Jan. 1995.

3.3 In accordance with the provisions of the Canada-Quebec Subsidiary Agreement on Industrial Development (1991), the Government of Canada and the Government of Quebec will each pay their share of the total contribution, namely fifty percent (50%) each.

4.  Representations and undertakings by the Applicant

4.1 Rayonese Textile,Inc.(company name) is an entity duly established under the Canada Business Corporations Act, is in good standing with the rules by which it is governed, and is not subject to any commitment or prohibition that would be violated by the execution of the project.

5.  Payment conditions

5.1 On submission of a documented claim by the Applicant, the Minister will disburse the contribution in installments covering at least six
    (6) months of work and representing at least 20% on the eligible capital costs incurred and paid by the applicant. The total amount of the instalments shall not exceed 90% of the authorized contribution.

5.2 The outstanding balance of the contribution will be paid at the completion date of the project.


Initials:  Co-Chairman of the Management Committee

           Applicant

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Project No.:


6.  Conditions related to the disbursement of the contribution

6.1 Financing and Net worth

6.1.1 The applicant agrees to present proof, to the Minister's satisfaction, that he has obtained the financing for the project as described in Annex A.

6.1.2 The applicant undertakes to present proof, to the Minister's satisfaction, that it has a minimum net worth of $6,700,000 prior to the second disbursement of the contribution, and that it will maintain this net worth for the duration of this contract.

6.2 The Minister will disburse the contribution to the Applicant

    .1 once he is satisfied that the potential adverse environmental effects of the project are negligible, and

    .2 once the Applicant has demonstrated that it has adopted and applied, in relation to the project, the environmental protection measures that are satisfactory to all the regulatory agencies with authority over the Applicant or the project, or both.

6.3 Prior to the initial disbursement, the applicant must submit a corporate guarantee executed by its parent, Culp Inc., in substantially the same form as appears in Annex C attached hereto.

7.  Other government assistance

7.1 The Applicant states that it has neither requested nor received any other financial assistance from the federal, provincial or municipal government for the purposes of the project.

7.2 The Applicant agrees to disclose without delay, and in all cases no later than the moment that such assistance is received, any other assistance granted for the purposes of the project, and the Applicant acknowledges that the Minister may reduce the amount of the contribution under this agreement by as much as the amount of the additional assistance expected or received.


Initials:   Co-Chairman of the Management Committee

            Applicant

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Project No.:


8.  Repayment

8.1 If the results are conclusive, the Applicant shall repay the contribution to the Minister in five annual, equal, consecutive instalments.

8.2 The first instalment is due and payable one year after the date of the last disbursement and subsequent instalments are due and payable at intervals of twelve months thereafter.

8.3 Repayments of the contribution shall be made directly to each government in proportion to its share of the contribution.

9.  General conditions

9.1 By accepting this offer, the Applicant certifies that, except as previously declared to the Ministers, it has made no contractual commitment concerning the project prior to submitting the application for financial assistance.

9.2 A copy of this offer, duly signed, including the initialed schedules which are an integral part hereof, must be returned within 60 days of its date of issue to the address shown below. The offer shall become null and void after the said 60 days.


    For further information, please contact H. Gilles Lefabyre, the designated spokesperson, by telephone at (514)283-3667/283-5103; or in writing, at the following address:


                    Industry Canada
                    5, Place Ville-Marie
                    7th floor
                    Montreal (Quebec)
                    H3B 2G2


Initials:   Co-Chairman of the Management Committee

            Applicant

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Project No.:

Yours truly,



Denise Boudrias                 Michel La Salle

         Co-Chairmen of the Management Committee

We have read the terms and conditions set out in this offer and the schedules, and we hereby accept the offer.


Accepted on                       19  .

Rayonese Textile, Inc.
  (company name)

By Franklin N. Saxon
    (signature)

                          Company seal
Vice President and Chief Financial Officer
     (title)

p.s. The applicant must initial all pages of this offer and the attached schedules


Enclosures

Schedule A -- Project description and funding
Schedule B -- General conditions, representations and warranties
Schedule C --

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                   CANADA-QUEBEC SUBSIDIARY AGREEMENT
                   ON INDUSTRIAL DEVELOPMENT  (1991)


Project No.:
                                                       SCHEDULE A

                       PROJECT DESCRIPTION AND FUNDING

PURPOSE OF PROJECT

The purpose of this project is to increase productivity and product quality. The total eligible cost of the project is estimated at $18,090,000.
             $, broken down as follows:

                                            Adjustable          Other
Building                                      Costs             Costs

  Enlargement of Building                   $1,500,000

Equipment
  28 Loans                                 $15,330,000         $4,320,00
  2 Compressors                                660,000
  1 Slasher                                    600,000

                                           $16,590,000        $4,320,000
Total                                      $18,090,000        $4,320,000

Total Cost of Project      $22,410,000
FINANCING

Long term debt             $16,119,000

Working Capital              2,673,000

Subsidiary Agreement         3,618,000

TOTAL                      $22,410,000


Initials:   Co-Chairman of the Management Committee

            Applicant

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                                                               SCHEDULE B
                   CANADA-QUEBEC SUBSIDIARY AGREEMENT
                    ON INDUSTRIAL DEVELOPMENT (1991)

Project No:

              GENERAL CONDITIONS, UNDERTAKINGS AND REPRESENTATIONS

1.   Definitions

Unless the context dictates otherwise, the following terms have the stated meaning for the purposes of this agreement:

1.1 "Project": the work to be undertaken as per the Applicant's request and summarized in Schedule A.

1.2 "Application": means the written request by the Applicant to the Minister for financial assistance for the project under this agreement (SAID 91) and any other document provided subsequently by the Applicant or its representative.

1.3 "Parties": means the Minister and the Applicant.

1.4 "Eligible capital costs": means reasonable costs which are directly related to the project and are entered in the Applicant's capital accounts in accordance with the standards of the Canadian Institute of Chartered Accountants (CICA).

1.5 "Starting date of project": means the date on which the work actually begins.

1.6 "Completion date of the project": means the date on which:

    .1 all the assets for which the Ministers have contributed or agreed to contribute funding are used in the facility and will continue to be so used for the foreseeable future;

    .2 the facility or the part of the facility for which the assistance specified in the letter of offer was provided, has been utilized for not less than 30 consecutive working days in the provision of marketable services or the production of marketable goods in commercial quantities; and

Initials:      Co-chairman of the Management Committee

               Applicant

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Project No.:


1.7 "Net worth" means the total of:

    a) the share capital of the applicant, or the proprietor's or partner's capital accounts;

    b) the earned surplus, contributed surplus or other surplus account of the applicant;

    c) the deficit accounts of the applicant;

    d) loans from shareholders to the applicant that are subordinated to all other liabilities for the duration of the contract;

    e) subject to the consent of the Ministers, all loans provided to the applicant, other than shareholder loans, that are subordinated to all other liabilities for the duration of the contract, less any amounts included in a) and e) above which, in the opinion of the Ministers, unreasonably inflate the net worth.

2. Duration of the agreement

2.1 The effective date of the agreement is the date on which the Minister receives a duly completed and signed copy hereof.

2.2 This agreement shall terminate on the later of the two dates below:

    .1 36 months after the project completion date, to the satisfaction of the Ministers; or

    .2 when the sums owed to the government under this agreement have been paid in full.

Initials:   Co-Chairman of the Management Committee

            Applicant

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Project No.:


3.   Disbursement

3.1 The Applicant must submit a claim in writing for each instalment of the contribution. In support of each claim, it shall submit supporting documentation in respect of the major costs claimed, a copy of its latest audited annual financial statements and, where requested, an auditor's certificate or other documents showing compliance with the terms and conditions of payment.

3.2 No claim for payment from the Applicant shall be accepted more than twelve (12) months after the project completion date.

4.   Reports

4.1 The Applicant shall promptly provide the Ministers with all the reports he requests on the progress and results of the project.

4.2 The Applicant shall give any authorized representative reasonable access to its premises, books and other records for the purposes of inspecting and evaluating the progress and the results of the project.

4.3 As soon as possible after the end of each financial year, as long as the agreement is in force, the Applicant shall provide the Ministers with a copy of its audited annual financial statements and its interim half-yearly financial statements as promptly as possible.

5.   Undertakings by the Applicant

5.1  For the duration of this agreement, the Applicant commits to

     .1 take every necessary measure to maintain its corporate existence and legal competence and to inform the Minister of any failure to do so;

Initials:   Co-Chairman of the Management Committee
            Applicant

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Project No.:

     .2 take every necessary measure to carry out the project successfully and in compliance with the time frame and costs agreed, in workmanlike fashion and employing qualified personnel;

     .3 co-operate fully with the Ministers, and more specifically, provide, immediately and free of charge, all pertinent information relating to the project and the Applicant which the Ministers may request;

     .4 immediately advise the Minister of any fact or event which is liable to compromise the success of the project immediately or in the long term;

     .5 obtain and maintain in effect, while the agreement is in force, an insurance policy, satisfactory to the Minister, on the assets acquired for the purposes of the project; the Applicant shall, in the event of loss, notify the Minister in writing within 30 days following the said loss that the insurance settlement will be assigned, in a delay judged reasonable by the Ministers, to the reconstruction or repair of the assets necessary for the project, failing which, the Applicant shall reimburse the contribution received.

5.2  For the duration of this agreement, the Applicant undertakes not to

     .1 amend the project with respect to its ownership, cost, funding, scope, date of completion, location or any other aspect, without the Minister's prior written consent;

     .2 take actions or make any decisions that might compromise the success of the project or the Applicant's financial viability;

     .3 sell or otherwise dispose of assets necessary for carrying out or operating the project, or cease to use any asset which has been paid for in part through financial assistance under this agreement, without the prior written consent of the Ministers;

     .4 move the assets to be used for the project off the premises described herein.


Initials:  Co-Chairman of the Management Committee

           Applicant

Project No.:


6.  Default

6.1 While the provisions of this agreement are in effect, any of the following events, without being restrictive, shall constitute default:

    .1 the Applicant becomes bankrupt or insolvent, is placed under receivership, or files for protection under any statute relating to bankrupt or insolvent debtors;

    .2 an order is made or a resolution passed for the winding up of the Applicant, or the Applicant is dissolved;

    .3 in the opinion of the Ministers, the Applicant has ceased to do business in Quebec, its business operations have been suspended, it has transferred its activities outside Quebec, or it has disposed of assets for which funding was granted hereunder;

    .4 the Applicant has submitted false or misleading information which played a significant role in the Minister's decision to grant the assistance;

    .5 in the opinion of the Ministers, a material adverse change has occurred in the Applicant's corporate risk;

    .6 the Applicant has failed to abide by a major undertaking set out in this agreement;

    .7 in the opinion of the Ministers, the Applicant has made a significant change to the project without obtaining his prior written consent;

    .8 the Applicant made unauthorized substantial contractual commitments prior to the date on which the Ministers received its application for assistance;


Initials:  Co-Chairman of the Management Committee

           Applicant

Project No.:


     .9 in the opinion of the Ministers, the Applicant has failed to carry out the project promptly and, among other things, has not met the deadlines specified herein, except where, in the Minister's opinion, the circumstances of such a situation were beyond the Applicant's control;

     .10 the Applicant has not met the terms and conditions of repayment set forth in the letter of offer;

     .11 the total eligible costs is inferior to $ 10 million at the completion date of the project.

6.2 In the event of default or, if the Minister deems that default is likely to occur, he may exercise any or all of the following measures:

     .1  suspend the contribution for an indefinite period;

     .2 demand the immediate total or partial repayment, with or without interest, of any contribution received by the Applicant;

     .3  cancel the full amount or a part of the contribution;

     .4 apply an interest rate equivalent to the higher of the prevailing Bank of Canada rate, plus 3%, or the prevailing fixed rate of the Societe de developpement industriel du Quebec, on any late payment as of the date on which any such amount becomes due and payable.

     .5 demand that the Applicant transfers to the Ministers all rights and privileges arising in connection with the work carried out;

     .6 ask the Applicant to provide any and all guarantees and security that he deems appropriate in respect of his present or potential claim and to draw up at its own expense all the necessary documents for this purpose within five days of his request.


Initials:  Co-Chairman of the Management Committee

           Applicant

Project No.:


7.  Quebec and Canadian goods and services

7.1 When purchasing goods or services for use in the project, the Applicant shall use Quebec and Canadian carriers, suppliers, manufacturers and subcontractors to the extent that such goods and services are available and competitively priced.

8.  Other terms and conditions

8.1 No member of the Parliament of Canada or the National Assembly of Quebec shall be admitted to any share or part of the agreement or to any benefit arising therefrom.

8.2 This agreement shall not be assigned without the prior written consent of the Ministers.

8.3 The proposed project shall comply with all applicable federal and provincial laws and regulations, in particular those relating to the environment.

8.4 The Applicant agrees to indemnify and save harmless the parties, their officers, servants and agents against any and all claims and demands by third parties arising out of the implementation of the project.

    The parties acknowledge further that nothing in this agreement shall be construed as creating a partnership, joint venture or agency relationship between the government and the Applicant.

8.5 If any amendment becomes necessary during the term of this contract, the Applicant shall make a written request to the Ministers to that effect. In turn, the Ministers shall inform the Applicant of his decision in writing.

8.6 The Applicant undertakes to inform the Ministers without delay of any change or event that may have a significant effect on the costs, timetable or nature of the project.

Initials:  Co-Chairman of the Management Committee

           Applicant

Project No.:


8.7 The Applicant has the legal competence and authority to operate its business and to sign this letter of offer.

8.8 This agreement is subject to and shall be construed in accordance with the laws of the province of Quebec, and the parties hereto acknowledge the jurisdiction of the Superior Court and the appeal courts of Quebec for the resolution of any disputes arising from the agreement.

9.  Contract language

9.1 Les parties aux presentes acceptent que ce contrat de meme que tous les documents, y compris les avis s'y rattachant, soient rediges en francais seulement.

    The parties hereto agree that this agreement and all other documents relating hereto, including related notices, be written in French only.

10. Announcements and ceremonies

10.1 The Applicant hereby agrees that, unless otherwise indicated, a public announcement may be made by the Ministers, or on their behalf, giving the Applicant's name, address and type of business, the estimated cost of the project, the amount and form of assistance, and a brief description of the project.

10.2 The Ministers shall inform the Applicant promptly in writing of the date on which the public announcement is to be made, and the Applicant shall maintain the confidentiality of this agreement until such date;

10.3 The Applicant shall notify the Ministers in writing, at least 14 days in advance, of any official ceremony organized in connection with the project.

10.4 The Applicant hereby consents to the participation by the Ministers or their representatives in any official ceremony.


Initials:  Co-Chairman of the Management Committee

           Applicant

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